Exhibit 1.1

Dynagas LNG Partners LP

Dynagas Finance Inc.

Underwriting Agreement

$[—]

[—]% Senior Notes due 2019

August [—], 2014

Sterne, Agee & Leach, Inc.

277 Park Avenue, 26th Floor,

New York, New York 10172

DNB Markets, Inc.

200 Park Avenue, 31st Floor

New York, New York 10166

as Representatives of the several Underwriters

Ladies and Gentlemen:

1. Introductory. Dynagas LNG Partners LP, a limited partnership organized under the laws of The Republic of The Marshall Islands (the “Partnership”) and Dynagas Finance Inc., a corporation incorporated under the laws of The Republic of The Marshall Islands (“Finance Inc.” and, together with the Partnership, the “Issuers”), agree with the several Underwriters named in Schedule A hereto (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), pursuant to the terms of this agreement (this “Agreement”), to issue and sell to the Underwriters (the “Offering”) $[—] aggregate principal amount of their [—]% Senior Notes due 2019 (the “Initial Notes”). The Issuers also propose to grant to the Underwriters an option to purchase up to $[—] aggregate principal amount of additional [—]% Senior Notes due 2019 (the “Option Notes,” the Initial Notes and the Option Notes being hereinafter collectively referred to as the “Notes”). The Notes are to be issued under a Base Indenture (the “Base Indenture”) dated as of August [—], 2014, by and among the Issuers and [—], as Trustee (the “Trustee”), as supplemented by a Supplemental Indenture thereto, to be dated as of the Closing Date (as defined herein) (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). To the extent there are no additional Underwriters listed in Schedule A other than you, the term Representatives as used herein shall mean you, as Underwriters, and the terms Representatives and Underwriters shall mean either the singular or plural as the context requires.

The Clean Energy, the Ob River, the Clean Force and the Arctic Aurora, are hereinafter collectively referred to as the “Vessels.” In addition, (i) Quinta Group Corp., a corporation organized under the laws of The Island of Nevis (“Quinta”), (ii) Pegasus Shipholding S.A., a corporation organized under the laws of The Republic of The Marshall Islands (“Pegasus”), (iii) Pelta Holdings S.A., a corporation organized under the laws of The Island of Nevis (“Pelta”), (iv) Lance Shipping S.A., a corporation organized under the laws of The Republic of The Marshall Islands (“Lance Shipping”), (v) Seacrown Maritime Ltd., a limited partnership organized under the laws of The Republic of The Marshall Islands (“Seacrown”) and Fareastern Shipping Limited, a company organized under the laws of the Republic of Malta (“Fareastern”) are hereinafter collectively referred to as the “Operating Subsidiaries.” The Partnership, Finance Inc., Dynagas GP LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands (the “General Partner”), Dynagas Operating GP LLC, a limited liability company organized under the laws of The Republic of The Marshall Islands (“Dynagas Operating”), Dynagas Operating LP, a limited partnership organized under the laws of The Republic of The Marshall Islands (“OPCO”) and Dynagas Equity Holding Ltd., a corporation organized under the laws of The Republic of Liberia (“Dynagas Equity”) are hereinafter collectively referred to as the “Partnership Parties,” and together with the Operating Subsidiaries, the “Partnership Entities.”

Any reference herein to the Registration Statement, the General Disclosure Package or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Instruction 6 of Form F-1 which were filed under the Exchange Act, on or before the Effective Time or the issue date of the General Disclosure Package or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the General Disclosure Package or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Time or the issue date of the General Disclosure Package or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference.

2. Representations and Warranties of the Partnership Parties. The Partnership Parties jointly and severally represent and warrant to, and agree with, the several Underwriters that:

(a) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Issuers have filed with the Commission a registration statement on Form F-1 (No. 333-[—]) covering the registration of the Notes under the Act, including a related preliminary prospectus or prospectuses. At any particular time, this initial registration statement, in the form then on file with the Commission, all information contained in the registration statement (if any) pursuant to Rule 462(b) and then deemed to be a part of the initial registration statement, and all 430A Information and all 430C Information, that in any case has not then been superseded or modified, shall be referred to as the “Initial Registration Statement”. The Issuers may also have filed, or may file with the Commission, a Rule 462(b) registration statement covering the registration of the Notes. At any particular time, this Rule 462(b) registration statement, in the form then on file with the Commission, including the contents of the Initial Registration Statement incorporated by reference therein and including all 430A Information and all 430C Information, that in any case has not then been superseded or modified, shall be referred to as the “Additional Registration Statement”.

As of the time of execution and delivery of this Agreement, the Initial Registration Statement has been declared effective under the Act and is not proposed to be amended. Any Additional Registration Statement has or will become effective upon filing with the Commission pursuant to Rule 462(b) and is not proposed to be amended. The Notes all have been or will be duly registered under the Act pursuant to the Initial Registration Statement and, if applicable, the Additional Registration Statement.

For purposes of this Agreement:

“430A Information”, with respect to any registration statement, means information included in a prospectus and retroactively deemed to be a part of such registration statement pursuant to Rule 430A(b).

“430C Information”, with respect to any registration statement, means information included in a prospectus then deemed to be a part of such registration statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means [[—] p.m.] (Eastern Daylight Savings time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” with respect to the Initial Registration Statement and, if filed prior to the execution and delivery of this Agreement, the Additional Registration Statement means the date and time as of which such Registration Statement was declared effective by the Commission or has become effective upon filing pursuant to Rule 462(c). If an Additional Registration Statement has not been filed prior to the execution and delivery of this Agreement but the Issuers have advised the Representatives that they propose to file one, “Effective Time” with respect to such Additional Registration Statement means the date and time as of which such Registration Statement is filed and becomes effective pursuant to Rule 462(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the final terms of the Notes and other 430A Information and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Notes in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Issuers’ records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

The Initial Registration Statement and the Additional Registration Statement are referred to collectively as the “Registration Statements” and individually as a “Registration Statement”. A “Registration Statement” with reference to a particular time means the Initial Registration Statement and any Additional Registration Statement as of such time, if any. A “Registration Statement” without reference to a time means such Registration Statement as of its Effective Time. For purposes of the foregoing definitions, 430A Information with respect to a Registration Statement shall be considered to be included in such Registration Statement as of the time specified in Rule 430A.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the NASDAQ Stock Market (the “NASDAQ”) (“Exchange Rules”).

“Statutory Prospectus” with reference to a particular time means the prospectus included in a Registration Statement immediately prior to that time, including any 430A Information or 430C Information with respect to such Registration Statement. For purposes of the foregoing definition, 430A Information shall be considered to be included in the Statutory Prospectus as of the actual time that form of prospectus is filed with the Commission pursuant to Rule 424(b) or Rule 462(c) and not retroactively.

“Testing-the-Waters Communication” shall mean any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the Act.

“Written Testing-the-Waters Communication” shall mean any Testing-the-Waters Communication that is a written communication with the meaning of Rule 405 under the Act.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b) Compliance with Securities Act Requirements. (i) (A) At their respective Effective Times, (B) on the date of this Agreement and (C) on each Closing Date, each of the Initial Registration Statement and the Additional Registration Statement (if any) conformed and will conform in all respects to the requirements of the Act and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) on its date, at the time of filing of the Final Prospectus pursuant to Rule 424(b) or (if no such filing is required) at the Effective Time of the Additional Registration Statement in which the Final Prospectus is included, and on each Closing Date, the Final Prospectus will conform in all respects to the requirements of the Act and the Rules and Regulations and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Issuers by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(c) Exchange Act Reporting. (i) The Partnership maintains and ensures that each of the Partnership Parties maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information is accumulated and communicated to management of the Partnership and each of the Partnership Parties, including their respective principal executive officers and principal financial officers, as appropriate, and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(d) Incorporation by Reference. The documents incorporated by reference in any preliminary prospectus or the Final Prospectus, when taken together with the information in the General Disclosure Package as of the Applicable Time and the information in the Final Prospectus as of the date of the Final Prospectus and as of the applicable settlement date, did not, and will not, at such times, as applicable, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) Ineligible Issuer Status. (i) At the time of the initial filing of the Initial Registration Statement and (ii) at the date of this Agreement, the Issuers were not and are not “ineligible issuers,” as defined in Rule 405, including (x) the Issuers or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Issuers in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Notes, all as described in Rule 405.

(f) Emerging Growth Company Status. From the time of the initial filing of the Initial Registration Statement with the Commission (or, if earlier, the first date on which the Partnership engaged directly or through any Person authorized to act on its behalf in any Testing-the-Waters Communication) through the Applicable Time, the Partnership has been and is an “emerging growth company” as defined in Section 2(a) of the Act (an “Emerging Growth Company”).

(g) Testing-the-Waters Communication. The Partnership (i) has not alone engaged in any Testing-the-Waters Communication and (ii) has not authorized anyone to engage in Testing-the-Waters Communications.

(h) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus, dated August [—], 2014 (which is the most recent Statutory Prospectus distributed to investors generally) and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), (ii) any individual Limited Use Issuer Free Writing Prospectus nor (iii) any individual Written Testing-the-Waters Communication, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Issuers by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(i) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Notes or until any earlier date that the Issuers notified or notifies the Representatives, as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Issuers have promptly notified or will promptly notify the Representatives and (ii) the Issuers have promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(j) Formation and Qualification of the Partnership Entities. Each of the Partnership Entities has been duly formed or incorporated and is validly existing as a limited partnership, limited liability company, corporation or other entity, as applicable, in good standing under the laws of its respective jurisdiction of formation or incorporation, with all limited partnership, limited liability company, corporate or other entity power and authority, as applicable, to own or lease and to operate its properties currently owned or leased or to be owned or leased on the Closing Date and any settlement date and to conduct its business as currently conducted or as to be conducted on the Closing Date and any settlement date, in each case as described in the General Disclosure Package. Each of the Partnership Entities is, and at the Closing Date and any settlement date will be (i) duly qualified to do business as a foreign limited partnership, limited liability company, corporation or other entity, as applicable, and (ii) is in good standing under the laws of each jurisdictions that requires, and at the Closing Date (as defined herein) and any settlement date will require, such qualification or registration except with respect to clause (i) hereof to the extent that a lack of such qualification would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) or would subject the limited partners of the Partnership to any material liability or disability.

(k) General Partner. The General Partner has, and at each Closing Date and any settlement date thereafter, will have full limited liability company power and authority to act as the general partner of the Partnership in all material respects as described in the General Disclosure Package.

(l) Ownership of Subordinated Units and Common Units. As of the date hereof and prior to the sale of the Notes, (i) Dynagas Holding Ltd., a corporation organized under the laws of The Republic of The Marshall Islands (“Dynagas Holding”) owns (A) 610,000 common units representing limited partner interests in the Partnership (the “Common Units”) and (B) 14,985,000 subordinated units (collectively, the “Sponsor Units”), and (ii) public unitholders own 19,895,000 Common Units (the “Public Units”). All of the Sponsor Units, the Public Units and the limited partner interests represented thereby, have been duly authorized and validly issued in accordance with the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 18, 2013 (the “Partnership Agreement”) and are fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 30, 41, 51 and 60 of The Republic of The Marshall Islands Limited Partnership Act (the “Marshall Islands LP Act”); and Dynagas Holding owns the Sponsor Units free and clear of all liens, encumbrances, security interests, charges, equities or other claims (“Liens”).

(m) Ownership of the Incentive Distribution Rights. As of the date hereof, the General Partner owns, and at the Closing Date and any settlement date thereafter, will own, 100% of the Incentive Distribution Rights (as defined in the Partnership Agreement) (the “Incentive Distribution Rights”). Such Incentive Distribution Rights have been duly authorized for issuance and sale, are validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such non-assessability may be affected by Section 30, 41, 51 and 60 of the Marshall Islands LP Act); and the General Partner owns the Incentive Distribution Rights free and clear of all Liens.

(n) Ownership of the General Partner Interest. As of the date hereof, the General Partner owns, and at the Closing Date and any settlement date thereafter, will own, a 0.1% general partner interest in the Partnership (the “General Partner Interest”). The General Partner Interest has been duly authorized for issuance and sale, is validly issued in accordance with the Partnership Agreement and is fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such non-assessability may be affected by Section 30, 41, 51 and 60 of the Marshall Islands LP Act); and the General Partner owns the General Partner Interest free and clear of all Liens.

(o) Ownership of the General Partner. Dynagas Holding directly owns 100% of the limited liability company interest in the General Partner, such limited liability company interest has been duly authorized and validly issued in accordance with the Limited Liability Company Agreement of the General Partner, dated as of July 9, 2013 (the “General Partner LLC Agreement”) and is fully paid (to the extent required by the General Partner LLC Agreement) and nonassessable (except as such non-assessability may be affected by Section 20, 31, 40 and 49 of The Republic of The Marshall Islands Limited Liability Company Act of 1996 (the “Marshall Islands LLC Act”); and Dynagas Holding owns such limited liability company interest free and clear of all Liens.

(p) Ownership of Finance Inc. The Partnership owns all of the issued and outstanding capital stock of Finance Inc.; such capital stock has been duly authorized and validly issued in accordance with the articles of incorporation and by-laws of Finance Inc., as amended on or prior to the date hereof (the “Finance Inc. Organizational Documents”), and is fully paid and nonassessable; and the Partnership owns such capital stock free and clear of all Liens.

(q) Ownership of Dynagas Operating. The Partnership directly owns 100% of the limited liability company interest in Dynagas Operating; such limited liability company interest has been duly authorized and validly issued in accordance with the Limited Liability Company Agreement of Dynagas Operating, dated as of October 29, 2013 (the “Dynagas Operating LLC Agreement”) and is fully paid (to the extent required under the Dynagas Operating LLC Agreement) and nonassessable (except as such non-assessability may be affected by Section 20, 31, 40 and 49 of the Marshall Islands LLC Act); and the Partnership owns such limited liability company interest free and clear of all Liens.

(r) Ownership of OPCO. (i) The Partnership directly owns 100% of the limited partner interest and (ii) Dynagas Operating directly owns a non-economic general partner interest in OPCO; such limited partner interest and general partner interest, respectively, has been duly authorized and validly issued in accordance with the Limited Partnership Agreement of OPCO, dated as of October 29, 2013 (the “OPCO Agreement”) and is fully paid (to the extent required under the OPCO Agreement) and nonassessable (except as such non-assessability may be affected by Section 30, 41, 51 and 60 of the Marshall Islands LP Act; and each of the Partnership and Dynagas Operating owns such limited partner interest and general partner interest, respectively, free and clear of all Liens.

(s) Ownership of Dynagas Equity. OPCO owns, and, at the Closing Date and any settlement date thereafter, will own 100% of the equity interest in Dynagas Equity; such equity interest has been duly authorized and validly issued in accordance with the organizational documents of Dynagas Equity (as the same may be amended and restated, the “Dynagas Equity Organizational Documents”) and is fully paid (to the extent required under the Dynagas Equity Organizational Documents) and non-assessable (except as such non-assessability may be affected by Section 5.5 the Business Corporation Act of 1977 (the “Liberia BCA”); and OPCO owns such equity interest free and clear of all Liens.

(t) Ownership of the Operating Subsidiaries. Dynagas Equity owns, directly or indirectly, 100% of the equity interests in each of the Operating Subsidiaries; such equity interests have been duly authorized and validly issued in accordance with the bylaws, limited liability company agreement or limited partnership agreement, as applicable and as amended from time to time, of each Operating Subsidiary (the “Operating Subsidiaries’ Organizational Documents”) and are fully paid (to the extent required under the Operating Subsidiaries’ Organizational Documents) and non-assessable (except as such non-assessability may be affected by the applicable statutes of the jurisdiction of formation of the applicable Operating Subsidiary and the Operating Subsidiaries Organizational Documents); and Dynagas Equity owns such equity interests free and clear of all Liens.

(u) No Other Subsidiaries. Except as described in Sections 2(l), 2(m), 2(n), 2(p), 2(q), 2(r), 2(s) and 2(t), none of the Partnership Entities own, or, on the Closing Date or any settlement date, will own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(v) Capitalization. At the Closing Date, the Partnership’s capitalization was as set forth under the caption “Capitalization” in the Registration Statement, the General Disclosure Package and the Final Prospectus.

(w) Global Note. The form of certificate representing the Notes (i) complies with the requirements of the Indenture and (ii) does not violate the laws of The Republic of The Marshall Islands.

(x) No Finder’s Fee. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between any of the Partnership Parties and any person that would give rise to a valid claim against any Dynagas Party or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(y) Registration Rights. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between any of the Partnership Parties and any person granting such person the right to require any of the Partnership Parties to file a registration statement under the Act with respect to any securities of any Partnership Entity owned or to be owned by such person or to require such Partnership Entity to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Issuers under the Act (collectively, the “registration rights”).

(z) Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Issuers for the consummation of the transactions contemplated by this Agreement in connection with the offering, issuance and sale of the Notes by the Issuers, except for the qualification of the Indenture under the Trust Indenture Act (as defined below) or such as have been obtained, or made and such as may be required under state or foreign securities laws, the NASDAQ or the rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) in connection with the offering, issuance and sale of the Notes by the Issuers.

(aa) Title to Properties. Except as disclosed in the General Disclosure Package and the Final Prospectus, the Partnership Entities have good and marketable title to all real properties and all other properties and assets owned by them in each case free from Liens; except as disclosed in the General Disclosure Package and the Final Prospectus, the Partnership Entities hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them.

(bb) Vessel Registration. Each Vessel is duly registered under the laws of the jurisdiction set forth on Exhibit A in the name of and, directly and wholly owned by the applicable entity identified on Exhibit A, free and clear of all Liens, except as disclosed in the General Disclosure Package and the Final Prospectus.

(cc) Absence of Defaults and Conflicts Resulting from the Offering. Except as disclosed in the Registration Statement, General Disclosure Package and Final Prospectus, the execution, delivery and performance of this Agreement and the Indenture, and the issuance and sale of the Notes will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Partnership Parties or any of their subsidiaries pursuant to (i) the charter, by-laws, certificate of formation, limited partnership agreement or limited liability company agreement, as applicable, of the Partnership Parties or any of their subsidiaries (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Partnership Parties or any of their subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Partnership Parties or any of their subsidiaries is a party or by which the Partnership Parties or any of their subsidiaries is bound or to which any of the properties of the Partnership Parties or any of their subsidiaries is subject (except, with respect to clause (iii), as would not have, individually or in the aggregate, a Material Adverse Effect); a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Partnership Parties or any of their subsidiaries.

(dd) Absence of Existing Defaults and Conflicts. Except as disclosed in the General Disclosure Package and the Final Prospectus, none of the Partnership Parties nor any of their subsidiaries is, or, after giving effect to the Offering, will be, in violation (i) of its respective charter, by-laws, certificate of formation, limited partnership agreement or limited liability company agreement, (ii) in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of (ii) and (iii) for such defaults or violations that would not, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Partnership Entities taken as a whole (“Material Adverse Effect”) or would materially impair the ability of the Partnership Entities to consummate the transactions provided for in this Agreement, the Indenture or the Covered Agreements.

(ee) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by each of the Partnership Parties.

(ff) Authorization, Execution, Delivery and Enforceability of the Organizational Documents. As of the date hereof, the Closing Date and each settlement date:

(i)	the General Partner Agreement has been duly authorized, executed and delivered by Dynagas Holding and is a valid and legally binding agreement of the Dynagas Holding, enforceable against Dynagas Holding in accordance with its terms;

(ii)	the Partnership Agreement has been duly authorized, executed and delivered by the General Partner and Dynagas Holding and is a valid and legally binding agreement of the General Partner and Dynagas Holding, enforceable against the General Partner and Dynagas Holding in accordance with its terms;

(iii)	The Finance Inc. Organizational Documents have been duly authorized, executed and delivered by Finance Inc. and are valid and legally binding agreements of Finance Inc., enforceable against Finance Inc. in accordance with their terms;

(iv)	the Dynagas Operating LLC Agreement has been duly authorized, executed and delivered by the General Partner and is a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms;

(v)	the OPCO Agreement has been duly authorized, executed and delivered by Dynagas Operating and the Partnership and is a valid and legally binding agreement of Dynagas Operating and the Partnership, enforceable against Dynagas Operating and the Partnership in accordance with its terms;

(vi)	the Dynagas Equity Organizational Documents have been duly authorized, executed and delivered by the board of directors of Dynagas Equity and are valid and legally binding agreement of Dynagas Equity, enforceable in accordance with its terms; and

(vii)	the Operating Subsidiaries’ Organizational Documents have been duly authorized, executed and delivered by the equity holders thereof and are valid and legally binding agreements of the equity holders thereof, enforceable against the equity holders thereof in accordance with their respective terms.

provided, that, with respect to each such agreement, the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (B) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing (the “Enforceability Exceptions”).

The agreements described in clauses (i) through (vii) of this Section 2(ff) are herein collectively referred to as the “Organizational Documents.”

(gg) The Indenture. The Indenture has been duly authorized by the Issuers and has been duly qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the rules and regulations promulgated thereunder and, when duly authorized by the Trustee and executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Issuers enforceable against the Issuers in accordance with its terms, subject to the Enforceability Exceptions.

(hh) The Notes. The Notes have been duly authorized by the Issuers and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(ii) Authorization, Execution, Delivery and Enforceability of Certain Other Agreements. Each Agreement or other instrument listed on Exhibit B hereto (each as amended, collectively, the “Covered Agreements”) has been duly authorized, executed and delivered by each of the Partnership Entities party thereto, and, assuming the due authorization, execution and delivery by the other parties thereto, each is a valid and legally binding agreement of such Partnership Entity, enforceable against such Partnership Entity in accordance with its terms; provided, however, that with respect to each Covered Agreement, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further that the indemnity, contribution and exoneration provisions contained in any of such Covered Agreements may be limited by applicable laws and public policy.

(jj) Possession of Licenses and Permits. Except as described in or contemplated by the General Disclosure Package and the Final Prospectus, and except for those that are the responsibility of the counterparties to obtain pursuant to the terms of the agreements set forth in the Covered Agreements, the Partnership Entities possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business in which they are engaged as described in the Registration Statement, except where the failure so to possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; except as described in the General Disclosure Package and the Final Prospectus, the Partnership Entities are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and the Partnership Entities have not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect. To the knowledge of the Partnership Parties, the charter parties to the Covered Agreements possess, or reasonably expect to possess in the ordinary course of business as necessary, the Governmental Licenses that are the responsibility of the charter parties to obtain pursuant to the terms of the Covered Agreements.

(kk) Absence of Labor Dispute. No labor dispute with the employees of the Partnership Parties or any of their subsidiaries exists or, to the knowledge of the Partnership Parties, is imminent that could have a Material Adverse Effect.

(ll) Possession of Intellectual Property. The Partnership Parties and their subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Partnership Parties or any of their subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(mm) Foreign Corrupt Practices; Anti-Money Laundering. Each of the Partnership Entities represents on its behalf and on behalf of their subsidiaries, affiliates and any of their respective officers and directors, and, to their knowledge, any of their respective supervisors, managers, employees or agents, represents that it has not violated, its participation in the offering will not violate, and it has instituted and maintains policies and procedures designed to ensure continued compliance with each of the following laws: (a) anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977 or any other law, rule or regulation of similar purpose and scope, (b) anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code section 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principals or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any Executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Partnership Entities with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Partnership Entities, threatened or (c) laws and regulations imposing U.S. economic sanctions measures, including, but not limited to, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the United Nations Participation Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, and any Executive Order, directive, or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Treasury Department set forth under 31 CFR, Subtitle B, Chapter V, as amended, or any orders or licenses issued thereunder.

(nn) OFAC. Neither the Partnership Entities nor, if applicable, their affiliates, any of their subsidiaries, officers or directors or, to their knowledge, their respective employees, does substantial business with the government of or any person or entity in or is organized under the laws of, or directly or indirectly owned or controlled by the government of or a person in or organized under the laws of Cuba, Iran, Myanmar (Burma), North Korea, Sudan or Syria; neither the Partnership Parties nor, if applicable, their affiliates, any of their subsidiaries, officers or directors or, to their knowledge, any of their respective employees or agents, is or is, directly or indirectly, controlled by a person subject to any of the economic sanctions administered by the Swiss State Secretariat for Economic Affairs, the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations, the European Union, HM Treasury and the Foreign and Commonwealth Office of the United Kingdom, the Monetary Authority of Singapore and/or the Hong Kong Monetary Authority (collectively, “Sanctions”) (all such persons and entities under the preceding clauses (other than the Partnership Parties, their affiliates and any of their subsidiaries, directors, officers, employees or agents) collectively referred to as “Restricted Parties”). The Partnership Entities will not use any proceeds they receive from the sale of the Notes (i) to fund any operations or finance any investments in, or make any payments to or in favor of Restricted Parties or (ii) in any other manner that will result in a violation of Sanctions by any of the Partnership Entities, their affiliates or any of their subsidiaries, directors, officers or employees. For the past five (5) years, the Partnership Entities have not knowingly engaged in, are not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any of their affiliates or any of their subsidiaries, directors, officers or employees, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(oo) Environmental Laws. Each Partnership Entity (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to pollution or the protection of the environment or imposing liability or standards of conduct concerning the use, handling, storage or management of any Hazardous Materials (as defined herein) (“Environmental Laws”), (ii) have received all permits required of them under applicable Environmental Laws to conduct their respective businesses as presently conducted (“Environmental Permits”) except for any such Environmental Permits that are the responsibility of the charter parties under the Covered Agreements and that the Partnership Parties reasonably expect such charter parties to obtain, (iii) are in compliance with all terms and conditions of any such permits and (iv) do not have any liability in connection with any known or threatened release into the environment of any Hazardous Material, except in the case of each of clauses (i), (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any hazardous, toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law. In the ordinary course of business, the Partnership Entities periodically review the effect of Environmental Laws on their business, operations and properties, in the course of which they identify and evaluate costs and liabilities that they believe are reasonably likely to be incurred pursuant to such Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Partnership Entities have reasonably concluded that such associated costs and liabilities relating to the Vessels would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Partnership Parties, the parties to the Covered Agreements possess, or reasonably expect to possess in the ordinary course as necessary, the Environmental Permits that are the responsibility of the charter parties to obtain pursuant to the terms of the Covered Agreements.

(pp) Tax Returns. The Partnership Entities and their subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed by them or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect); and, except as set forth in the General Disclosure Package, Partnership Entities and their subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.

(qq) Insurance. The Partnership Entities are insured by insurers (which term shall include P&I clubs) against such losses and risks and in such amounts as are prudent and customary for the businesses in which they are engaged, and the Partnership Entities and their subsidiaries are in compliance with the terms of such policies and instruments in all material respects. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no claims by the Partnership Entities or any of their subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause which would, individually or in the aggregate, have a Material Adverse Effect.

(rr) Accurate Disclosure. The statements in the General Disclosure Package and the Final Prospectus under the headings [“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of the Notes,” “Description of Other Indebtedness,” “Business,” “Management,” “Certain Relationships and Related Party Transactions,”] insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown.

(ss) Absence of Manipulation. The Partnership Parties and their affiliates have not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Partnership Parties to facilitate the sale or resale of the Notes. For the avoidance of doubt, the foregoing sentence shall not include any activities by the Underwriters as to which the Partnership Parties make no representation.

(tt) Statistical and Market-Related Data. Any third-party statistical and market-related data included in a Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that the Partnership Parties believe to be reliable and accurate.

(uu) Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package, the Partnership, its subsidiaries and the board of directors of the General Partner are in compliance with applicable Sarbanes-Oxley and Exchange Rules. To the extent required under the Securities Laws, the Partnership maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. General Accepted Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the extent required under the Securities Laws, the Internal Controls are overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. The Partnership has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 135 days the Partnership does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in any required Internal Controls or fraud involving management or other employees who have a significant role in any required Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would have a Material Adverse Effect.

(vv) Absence of Accounting Issues. A member of the Audit Committee has confirmed to the Chief Executive Officer or the Chief Financial Officer or General Counsel that, except as set forth in the General Disclosure Package, the Audit Committee is not reviewing or investigating, and neither the Partnership’s independent auditors nor its internal auditors have recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Partnership Parties’ disclosure with respect to, any of the Partnership Parties’ material accounting policies; (ii) any matter which could result in a restatement of the Partnership Parties’ financial statements for any annual or interim period during the current or prior two fiscal years; or (iii) any Internal Control Event.

(ww) Litigation. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Partnership Parties, any of their subsidiaries or any of their respective properties that, if determined adversely to the Partnership Parties or any of their subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Partnership Parties to perform their obligations under this Agreement, or which are otherwise material in the context of the sale of the Notes; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to the Partnership Parties’ knowledge, contemplated.

(xx) Inapplicability of ERISA. None of the Partnership Parties has incurred or is reasonably likely to incur any material liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended.

(yy) Financial Statements. The financial statements included in each Registration Statement and the General Disclosure Package present fairly the financial position of the Partnership and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis and the schedules included in each Registration Statement present fairly the information required to be stated therein.

(zz) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package and the Final Prospectus (excluding, however, any amendments or supplements thereto dated after the date hereof), since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Partnership Parties and their subsidiaries, taken as a whole, that has had a Material Adverse Effect, (ii) except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Partnership Parties on any class of its capital stock or equity interests (other than dividends or distributions made to such entity’s direct or indirect parent), as applicable, and (iii) except as disclosed in or contemplated by the General Disclosure Package, there has been no material adverse change in the capital stock or equity interests, as applicable, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Partnership Parties and their subsidiaries.

(aaa) Investment Company Act. The Partnership is not and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act of 1940.

(bbb) Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) (i) has imposed (or has informed the Issuers that it is considering imposing) any condition (financial or otherwise) on the Issuers’ retaining any rating assigned to the Issuers or any securities of the Issuers or (ii) has indicated to the Issuers that it is considering any of the actions described in Section 7(c)(ii) hereof.

(ccc) PFIC Status. The Partnership was not a “passive foreign investment company” (“PFIC”) as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for the taxable year ended December 31, 2013, and, based on the Partnership’s current and projected income, assets and activities, the Partnership does not believe that it is likely to become a PFIC for any subsequent taxable year.

(ddd) Tax Status. The Partnership is treated as an association taxable as a corporation for United States federal income tax purposes as of the date hereof and will continue to be so treated as of the closing. Except as otherwise provided in this paragraph, each of the Partnership Entities has properly elected to be classified as disregarded as an entity separate from its owner for United States federal income tax purposes.

(eee) Stamp Taxes. No stamp or other issuance or transfer taxes are payable by or on behalf of the Underwriters in connection with (A) the delivery of the Notes in the manner contemplated herein or (B) the sale and delivery by the Underwriters of the Notes as contemplated herein.

(fff) Section 883 Exemption. Based upon the assumptions and subject to the limitations set forth in the Registration Statement, the Disclosure Package and the Prospectus (or any documents incorporated by reference therein), the Partnership qualified for the exemption from United States federal income tax with respect to its U.S. source international transportation income under Section 883 of the Code for the taxable year ending December 31, 2013 and will continue to so qualify for future tax years, provided that less than 50 percent of its Common Units are owned by “5-percent shareholders” (other than Dynagas Holding or its affiliates) as defined in Treasury Regulation Section 1.883-2(d)(3) for more than half the number of days during each such year.

(ggg) Immunity. Under the laws of their jurisdiction of formation or incorporation none of the Partnership Parties, their direct or indirect subsidiaries or any of their respective properties has immunity from the jurisdiction of any court or from set-off or any legal proceeding (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

(hhh) Jurisdiction and Service of Process. The submission by the Partnership Parties in this Agreement to the non-exclusive jurisdiction of the federal or state courts of the United States of America located in the City and County of New York, Borough of Manhattan, constitutes a valid and legally binding obligation of the Issuers and service of process made in the manner set forth in this Agreement will be effective to confer valid personal jurisdiction over the Issuers for purposes of proceedings in such courts under the laws of their respective jurisdiction of formation or incorporation.

(iii) Enforceability of Foreign Judgments. Pursuant to the terms of this Agreement, the Partnership Parties have agreed to submit to the jurisdiction of any state or federal court in the state of New York in which the relevant suit or proceeding may be instituted. Any final judgment for a fixed or readily calculable sum of money rendered in any state or federal court in the state of New York having jurisdiction in respect of any suit, action or proceeding against the Partnership Parties based upon this Agreement or the transactions contemplated thereby would be declared enforceable against the Partnership Parties by the courts their respective jurisdiction of formation or incorporation of without reexamination of the merits of the cause of action in respect of which the original judgment was given or retrial of the matters adjudicated upon or payment of any stamp, registration or similar tax or duty; provided however, that the Republic of the Marshall Islands courts are not bound by a foreign judgment and have the right to review a case on the merits if a motion is made to the court to the effect that there is no merit to the case or the foreign court lacked jurisdiction.

(jjj) Solvency. On and immediately after the Closing Date, the Partnership (after giving effect to the issuance of the Notes and the other transactions related thereto as described in the Registration Statement, the General Disclosure Package and the Final Prospectus) will be Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Partnership is not less than the total amount required to pay the liabilities of the Partnership on its total existing debts and liabilities (including contingent liabilities) as they become due; (ii) in light of its current financial circumstances, the Partnership is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Notes as contemplated by this Agreement, the Registration Statement, the General Disclosure Package and the Final Prospectus, the Partnership, by virtue of the issuance of the Notes, is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; (iv) the Partnership is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Partnership is engaged; and (v) the Partnership is not a defendant in any civil action that would result in a judgment that the Partnership is or would become unable to satisfy.

(kkk) No Integration. Neither the Partnership Parties nor any other person acting on behalf of the Partnership Parties has sold or issued any securities that would be integrated with the offering of the Notes contemplated by this Agreement pursuant to the Act, the rules and regulations thereunder or the interpretations thereof by the Commission.

3. Purchase, Sale and Delivery of Notes. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Issuers agree to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Issuers, the principal amount of Initial Notes set forth opposite such Underwriter’s name in Schedule A hereto at the applicable purchase price set forth on Schedule C hereto, plus accrued interest, if any, from [—], 2014 to the Closing Date.

The Issuers will deliver the Initial Notes to or as instructed by the Representatives through the facilities of the Depository Trust Company (“DTC”) for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives, against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account designated by the Issuers, at the at the office of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002 (the “Closing Location”), at [10:00 a.m.], New York time, on August [—], 2014, or at such other time not later than seven full business days thereafter as the Representatives and the Partnership Parties determine, such time being herein referred to as the “First Closing Date”. For purposes of Rule 15c6-1 under the Securities Exchange Act of 1934, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Initial Notes sold pursuant to the offering. A meeting will be held at the Closing Location, at [5:00 p.m.] New York City time, on the business day next preceding such First Closing Date, at which meeting the final drafts of the documents to be delivered pursuant to this Agreement will be available for review by the parties hereto.

In addition, upon written notice from the Representatives given to the Issuers from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Option Notes in the principal amount of $[—], plus accrued interest, if any, from [—], 2014 to the Closing Date. The Issuers agree to sell to the Underwriters the principal amount of Option Notes specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Option Notes. Such Option Notes shall be purchased for the account of each Underwriter in the same proportion as the principal amount of Initial Notes set forth opposite such Underwriter’s name in Schedule A hereto bears to the total principal amount of Initial Notes and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Initial Notes. No Option Notes shall be sold or delivered unless the Initial Notes previously have been, or simultaneously are, sold and delivered. The right to purchase the Option Notes or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Issuers.

Each time for the delivery of and payment for the Option Notes, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Representatives but shall be not later than [five] full business days after written notice of election to purchase Option Notes is given. The Issuers will deliver the Option Notes being purchased on each Optional Closing Date to or as instructed by the Representatives for the accounts of the several Underwriters, in a form reasonably acceptable to the Representatives against payment of the purchase price therefore in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Issuers, at the Closing Location. A meeting will be held at the Closing Location at [3:00 p.m.], New York City time, on the business day next preceding such Optional Closing Date, at which meeting the final drafts of the documents to be delivered pursuant to this Agreement will be available for review by the parties hereto.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Notes for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Partnership Parties. The Partnership Parties agree with the several Underwriters that:

(a) Additional Filings. Unless filed pursuant to Rule 462(c) as part of the Additional Registration Statement in accordance with the next sentence, the Issuers will file the Final Prospectus, in a form approved by the Representatives, with the Commission pursuant to and in accordance with subparagraph (1) (or, if applicable and if consented to by the Representatives, subparagraph (4)) of Rule 424(b) not later than the earlier of (A) the second business day following the execution and delivery of this Agreement or (B) the fifteenth business day after the Effective Time of the Initial Registration Statement. The Issuers will advise the Representatives promptly of any such filing pursuant to Rule 424(b) and provide satisfactory evidence to the Representatives of such timely filing. If an Additional Registration Statement is necessary to register a portion of the Notes under the Act but the Effective Time thereof has not occurred as of the execution and delivery of this Agreement, the Issuers will file the additional registration statement or, if filed, will file a post-effective amendment thereto with the Commission pursuant to and in accordance with Rule 462(b) on or prior to [10:00 p.m.], New York time, on the date of this Agreement or, if earlier, on or prior to the time the Final Prospectus is finalized and distributed to any Underwriter, or will make such filing at such later date as shall have been consented to by the Representatives.

(b) Filing of Amendments: Response to Commission Requests. The Issuers will promptly advise the Representatives of any proposal to amend or supplement at any time the Initial Registration Statement, any Additional Registration Statement or any Statutory Prospectus and will not affect such amendment or supplementation without the Representatives’ consent which shall not be reasonably withheld; and the Issuers will also advise the Representatives promptly of (i) the effectiveness of any Additional Registration Statement (if its Effective Time is subsequent to the execution and delivery of this Agreement), (ii) any amendment or supplementation of a Registration Statement or any Statutory Prospectus, (iii) any request by the Commission or its staff for any amendment to any Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iv) the institution by the Commission of any stop order proceedings in respect of a Registration Statement or the threatening of any proceeding for that purpose, and (v) the receipt by the Issuers of any notification with respect to the suspension of the qualification of the Notes in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Issuers will use their reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Notes is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Issuers will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d) Rule 158. As soon as practicable, but not later than the Availability Date (as defined below), the Partnership will make generally available to its security holders an earnings statement covering a period of at least 12 months beginning after the Effective Date of the Initial Registration Statement (or, if later, the Effective Time of the Additional Registration Statement) which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act. For the purpose of the preceding sentence, “Availability Date” means the 45th day after the end of the fourth fiscal quarter following the fiscal quarter that includes such Effective Time, except that, if such fourth fiscal quarter is the last quarter of the Partnership’s fiscal year, “Availability Date” means the 120th day after the end of such fourth fiscal quarter.

(e) Furnishing of Prospectuses. The Issuers will furnish to the Representatives copies of each Registration Statement (three of which will be signed and will include all exhibits), each related Statutory Prospectus, and, so long as a prospectus relating to the Notes is (or but for the exemption in Rule 172 would be) required to be delivered under the Act, the Final Prospectus and all amendments and supplements to such documents, in each case in such quantities as the Representatives request. The Final Prospectus shall be so furnished on or prior to [3:00 p.m.], New York time, on the business day following the execution and delivery of this Agreement. All other such documents shall be so furnished as soon as available. The Partnership will pay the expenses of printing and distributing to the Underwriters all such documents.

(f) Blue Sky Qualifications. The Issuers will arrange for the qualification of the Notes for sale under the laws of such jurisdictions as the Representatives reasonably designate and will continue such qualifications in effect so long as required for the distribution, provided that the Issuers shall not be required to qualify in any such jurisdiction as a foreign corporation, if such requirement arises solely from a request made by the Representatives under this Section 5(f).

(g) Reporting Requirements. During the period of three years hereafter, the Partnership will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to unitholders for such year; and the Partnership will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of the Partnership filed with the Commission under the Exchange Act or mailed to unitholders, and (ii) from time to time, such other information concerning the Partnership as the Representatives may reasonably request. However, so long as the Partnership is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system, it is not required to furnish such reports or statements to the Underwriters.

(h) Emerging Growth Company Status. The Partnership will promptly notify the Representatives if the Partnership ceases to be an Emerging Growth Company at any time prior to the later of (i) completion of the distribution of the Notes within the meaning of the Act and (ii) completion of the lock-up period referred to in Section 5(n) hereof.

(i) Written Testing-the-Waters Communication. If at any time following the distribution of any Written Testing-the-Waters Communication, any event occurs as a result of which such Written Testing-the-Waters Communication would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, the Partnership will (i) promptly notify the Representatives so that use of the Written Testing-the-Waters Communication may cease until it is amended or supplemented; (ii) amend or supplement the Written Testing-the-Waters Communication to correct such statement or omission; and (iii) supply any amendment or supplement to the Representatives in such quantities as may be reasonably requested.

(j) Payment of Expenses. The Partnership agrees with the several Underwriters that the Partnership will pay all expenses incident to the performance of the obligations of the Issuers under this Agreement, including but not limited to costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Notes including, without limitation, any travel expenses of the Partnership’s officers and employees (such travel expenses shall not include the cost of chartering any airplanes except as set forth in the last sentence of this paragraph) and any other expenses of the Issuers including fees and expenses incident to listing the Notes on a nationally recognized exchange, fees and expenses in connection with the registration of the Notes under the Exchange Act and expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors. The Partnership will not pay for any of the expenses of the Underwriters except as set forth in this paragraph and Section 10 hereof.

(k) Use of Proceeds. The Issuers will use the net proceeds received by it in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package and the Final Prospectus, the Issuers do not intend to use any of the proceeds from the sale of the Notes hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(l) Absence of Manipulation. The Issuers will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Issuers to facilitate the sale or resale of the Notes. For the avoidance of doubt, the foregoing sentence shall not include any activities by the Underwriters as to which the Partnership Parties make no representation.

(m) Taxes. The Partnership will indemnify and hold harmless the Underwriters against any documentary, stamp or similar issue tax, including any interest and penalties, on the creation, issue and sale of the Notes and on the execution and delivery of this Agreement. All payments to be made by the Partnership hereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges under the laws of the United States or the Marshall Islands whatsoever unless the Partnership is compelled by law to deduct or withhold such taxes, duties or charges. In that event, the Partnership shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made, provided, however, that no such indemnification shall be required if such withholding or deduction is required due to the failure of the Underwriters to provide required tax forms or other information necessary to avoid the imposition of such taxes.

(n) Clear Market. During a period of [—] days from the date of this Agreement, the Partnership Parties will not, without the prior written consent of the Representatives, offer, sell, contract to sell or otherwise dispose of any debt securities of the Issuers that are substantially similar to the Notes.

6. Free Writing Prospectuses. The Partnership Parties represent and agree that, unless they obtain the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Issuers and the Representatives, it has not made and will not make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Issuers and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Partnership represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping. The Issuers represent that they have satisfied and agree that they will satisfy the conditions in Rule 433 to avoid a requirement to file with the Commission any electronic road show.

7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Initial Notes on the First Closing Date and the Option Notes to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Partnership Parties herein (as though made on such Closing Date), to the accuracy of the statements of Partnership officers made pursuant to the provisions hereof, to the performance by the Partnership Parties of their obligations hereunder and to the following additional conditions precedent:

(a) Accountants’ Comfort Letter. The Representatives shall have received letters, dated, respectively, the date hereof and each Closing Date, as applicable, of Ernst & Young (Hellas) Certified Auditors-Accountants S.A., in form and substance satisfactory to the Representatives, (i) confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and (ii) stating that their conclusions and findings with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings in the United States.

(b) Effectiveness of Registration Statement. If the Effective Time of the Additional Registration Statement (if any) is not prior to the execution and delivery of this Agreement, such Effective Time shall have occurred not later than [10:00 p.m.], New York time, on the date of this Agreement or, if earlier, the time the Final Prospectus is finalized and distributed to any Underwriter, or shall have occurred at such later time as shall have been consented to by the Representatives. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. Prior to such Closing Date, no stop order suspending the effectiveness of a Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Issuers or the Representatives, shall be contemplated by the Commission.

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Partnership Entities taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Notes; (ii) any downgrading in the rating of any debt securities of the Partnership Parties by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Partnership Parties (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S., The Republic of The Marshall Islands, or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Notes, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange (the “NYSE”), the NASDAQ, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Partnership Parties on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York, authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States, or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, or The Republic of The Marshall Islands, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Notes or to enforce contracts for the sale of the Notes.

(d) Opinion of U.S. Counsel for the Issuers. The Representatives shall have received an opinion, dated such Closing Date, of Seward & Kissel LLP, U.S. counsel for the Partnership Parties, in form and substance satisfactory to the Representatives.

(e) Opinion of Marshall Islands Counsel for the Issuers. The Representatives shall have received an opinion, dated such Closing Date, of Seward & Kissel LLP, special Republic of The Marshall Islands counsel for the Partnership Parties, in form and substance satisfactory to the Representatives.

(f) Opinion of The Republic of Liberia Counsel for the Issuers. The Representatives shall have received an opinion, dated such Closing Date, of Seward & Kissel LLP, special The Republic of Liberia counsel for the Partnership Parties, in form and substance satisfactory to the Representatives.

(g) Opinion of The Island of Nevis Counsel for the Issuers. The Representatives shall have received an opinion, dated such Closing Date, of Liburd and Dash, L.P., special The Island of Nevis counsel for the Partnership Parties, in form and substance satisfactory to the Representatives.

(h) Opinion of English Counsel for the Issuers. The Representatives shall have received an opinion, dated such Closing Date, of Holman Fenwick Willan LLP, special English counsel for the Partnership Parties, in form and substance satisfactory to the Representatives.

(i) Opinion of The Republic of Malta Counsel for the Issuers. The Representatives shall have received an opinion, dated such Closing Date, of [—], special The Republic of Malta counsel for the Partnership Parties, in form and substance satisfactory to the Representatives.

(j) Opinion of Counsel for Underwriters. The Representatives shall have received from Latham & Watkins LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representatives may require, and the Partnership shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters

(k) Officer’s Certificate. The Representatives shall have received a certificate, dated such Closing Date, of an executive officer of the Partnership and a principal financial or accounting officer of the Partnership in which such officers shall state that: the representations and warranties of the Partnership Parties in this Agreement are true and correct; the Partnership Parties have complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; the Additional Registration Statement (if any) satisfying the requirements of subparagraphs (1) and (3) of Rule 462(b) was timely filed pursuant to Rule 462(b), including payment of the applicable filing fee in accordance with Rule 111(a) or (b) of Regulation S-T of the Commission; and, subsequent to the dates of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Partnership Entities taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(l) NYSE Listing. Prior to the Applicable Time, the Issuers shall have taken all necessary action for listing of the Notes on the NYSE within 90 days of the Closing Date.

(m) DTC Matters. Prior to the Applicable Time, the Notes shall be eligible for clearance, settlement and trading through the facilities of DTC.

(n) Additional Information. Prior to the Closing Date and any settlement date, as applicable, the Partnership Parties shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

The Partnership Parties will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. The Representatives may waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8. Indemnification and Contribution.

(a) Indemnification of Underwriters. The Partnership Parties will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Issuers will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Issuers by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (c) below.

(b) Indemnification of the Partnership Parties. Each Underwriter will severally and not jointly indemnify and hold harmless the Partnership Parties, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Issuers within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”) against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, or other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement at any time, any Statutory Prospectus at any time, the Final Prospectus or any Issuer Free Writing Prospectus or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Issuers by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter under the heading “Underwriting”: (i) the list of Underwriters and their respective participation in the sale of Notes, (ii) the concession and reallowance figures in paragraph [four]; (iii) paragraph [eight] and (iv) the paragraphs related to stabilization, [short positions] and penalty bids.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section, as the case may be for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Partnership Parties on the one hand and the Underwriters on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Partnership Parties on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Partnership Parties on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Partnership Parties bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Partnership Parties or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint. The Partnership Parties and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Notes hereunder on either the First or any Optional Closing Date and the aggregate principal amount of Notes that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the aggregate principal amount of Notes that the Underwriters are obligated to purchase on such Closing Date, the Representatives may make arrangements satisfactory to the Issuers for the purchase of such Notes by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Notes that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate principal amount of Notes with respect to which such default or defaults occur exceeds 10% of the aggregate principal amount of Notes that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives and the Issuers for the purchase of such Notes by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Issuers, except as provided in Section 10 (provided that if such default occurs with respect to Option Notes after the First Closing Date, this Agreement will not terminate as to the Initial Notes or any Option Notes purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Partnership Parties or their officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Partnership Parties or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Notes. If the purchase of the Notes by the Underwriters is not consummated for any reason other than (a) any event specified in clause (iii), (vi), (vii) or (viii) of Section 7(c) of this Agreement, or (b) because of the termination of this Agreement pursuant to Section 9 hereof, the Partnership Parties will, jointly and severally, reimburse the Underwriters for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Notes, and the respective obligations of the Partnership Parties and the Underwriters pursuant to Section 8 hereof and the obligations of the Partnership Parties pursuant to Section 10 shall remain in effect. In addition, if any Notes have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to Sterne, Agee & Leach, Inc., 277 Park Avenue, 26th Floor, New York, NY 10172, Attn. Legal Dept. (fax no. 205-868-6772); DNB Markets, Inc., 200 Park Avenue, 31st Floor, New York, NY 10166, Attn. Legal Dept. (fax no. 212-681-4121); or, if sent to the Issuers, will be mailed, delivered or telegraphed and confirmed to it at Dynagas LNG Partners LP, 97 Poseidonos Avenue & 2 Foivis Street Glyfada, 16674, Greece, Attention: Michael Gregos; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

13. Representation. The Representatives will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representatives jointly will be binding upon all the Underwriters.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Partnership Parties acknowledge and agree that:

(a) No Other Relationship. The Representatives have been retained solely to act as underwriters in connection with the sale of the Notes and that no fiduciary, advisory or agency relationship between the Partnership Parties, on the one hand, and the Representatives, on the other, has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or is advising the Partnership Parties on other matters;

(b) Arms’ Length Negotiations. The price of the Notes set forth in this Agreement was established by the Partnership Parties following discussions and arms-length negotiations with the Representatives and the Partnership Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Partnership Parties have been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Partnership Parties and that the Representatives have no obligation to disclose such interests and transactions to the Partnership Parties by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Partnership Parties waive, to the fullest extent permitted by law, any claims they may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Representatives shall have no liability (whether direct or indirect) to the Partnership Parties in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Partnership Parties, including securityholders, employees or creditors of the Partnership Parties.

16.	Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Partnership Parties hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (“Related Proceedings”). The Partnership Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”) and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. The Partnership Parties irrevocably appoint Seward & Kissel LLP, as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Partnership Parties by the person serving the same to the address provided in Section 11, shall be deemed in every respect effective service of process upon the Partnership Parties in any such suit or proceeding. The Partnership Parties further agree to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven years from the date of this Agreement. With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

The obligation of the Partnership Parties pursuant to this Agreement in respect of any sum due to any Underwriter shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first business day, following receipt by such Underwriter of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such Underwriter may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to such Underwriter hereunder, the Partnership Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter against such loss. If the United States dollars so purchased are greater than the sum originally due to such Underwriter hereunder, such Underwriter agrees to pay to the Partnership Parties an amount equal to the excess of the dollars so purchased over the sum originally due to such Underwriter hereunder.

[Signature pages follow]

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Partnership Parties one of the counterparts hereof, whereupon it will become a binding agreement among the Partnership Parties and the several Underwriters in accordance with its terms.

Very truly yours,

DYNAGAS LNG PARTNERS LP

By: Dynagas GP LLC, its general partner

By:
Name:
Title:

DYNAGAS FINANCE INC.

By:
Name:
Title:

DYNAGAS GP LLC

By:
Name:
Title:

DYNAGAS OPERATING GP LLC

By:
Name:
Title:

DYNAGAS OPERATING LP

By: Dynagas Operating GP LLC, its general partner

By:
Name:
Title:

DYNAGAS EQUITY HOLDING LTD.

By:
Name:
Title:

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

Acting on behalf of itself and as the

    Representative of the several Underwriters.

STERNE, AGEE & LEACH, INC.

By:
Name:
Title:

DNB MARKETS, INC.

By:
Name:
Title:

SCHEDULE A

Underwriters	Principal Amount of Initial Notes to be Purchased
Sterne, Agee & Leach, Inc.		[—	]
DNB Markets, Inc.	$	[—	]
Total	$	[—	]

SCHEDULE B

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following:

Final Term Sheet of Dynagas LNG Partners LP and Dynagas Finance Inc. dated August [—], 2014 and attached to the Agreement as Schedule C.

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

1. None.

SCHEDULE C

[Pricing Term Sheet to come]

EXHIBIT A

VESSELS

Vessel	Ownership	Flag Jurisdiction
Clean Force	Seacrown Maritime Ltd.	Republic of the Marshall Islands
Clean Power	Lance Shipping S.A.	Republic of the Marshall Islands
Ob River	Pegasus Shipholding S.A.	Republic of the Marshall Islands
Arctic Aurora	Fareastern Shipping Limited	Republic of Malta

EXHIBIT B

COVERED AGREEMENTS

1.	LNG Carrier Time Charterparty, dated August 2, 2011, between Lance Shipping S.A. and Gazprom Global LNG Limited, as amended by Addendum No. 1, dated August 2, 2011, between Lance Shipping S.A. and Gazprom Global LNG Limited, as amended by Addendum No. 2, dated September 10, 2012, between Lance Shipping S.A. and Gazprom Global LNG Limited, as amended by Addendum No. 3, dated September 27, 2011, between Lance Shipping S.A. and Gazprom Global LNG Limited, as amended by Addendum No. 4, dated October 26, 2012, between Lance Shipping S.A. and Gazprom Global LNG Limited;

2.	Time Charter of Clean Force, dated October 2, 2010, between Seacrown Maritime Ltd. and Methane Services Ltd., as amended by Amendment No. 1, dated October 13, 2010, between Seacrown Maritime Ltd. and Methane Services Ltd.; as amended by the Extension Option dated January 2, 2012, as amended by the Extension Option dated January 2, 2013, as amended by Addendum No. 4, dated January 28, 2014

3.	LNG Carrier Time Charterparty, dated April 17, 2014, between Seacrown Maritime Ltd. and Gazprom Marketing and Trading Singapore Pte. Ltd.

4.	Time Charter of Clean Energy, dated May 18, 2011, between Pegasus Shipholding S.A. and Methane Services Ltd., as amended by Addendum No. 1, dated December 23, 2011, between Pegasus Shipholding S.A. and Methane Services Ltd., as amended by Addendum No. 2, dated March 14, 2012, between Pegasus Shipholding S.A. and Methane Services Ltd;

5.	The Baltic and International Maritime Council Standard Ship Management Agreement, dated December 21, 2012, between Lance Shipping S.A. and Dynagas Ltd.;

6.	The Baltic and International Maritime Council Standard Ship Management Agreement, dated December 21, 2012, between Pegasus Shipholding S.A. and Dynagas Ltd.; and

7.	The Baltic and International Maritime Council Standard Ship Management Agreement, dated December 21, 2012, between Seacrown Maritime Ltd. and Dynagas Ltd.

8.	Senior Secured Revolving Credit Facility, dated November 14, 2013, among Pegasus Shipholding S.A., Seacrown Maritime Ltd. and Lance Shipping S.A., as joint and several borrowers, the lenders party thereto and Credit Suisse AG, as agent.

9.	Loan Agreement, dated June 19, 2014, by and among Pegasus Shipholding S.A., Seacrown Maritime Ltd., Lance Shipping S.A. and Fareastern Shipping Limited, the lenders party thereto and Credit Suisse AG, as agent.

10.	Charter Agreement, dated April 17, 2014, between Seacrown Maritime Ltd. and Gazprom Marketing & Trading Singapore Pte. Limited.

11.	Vessel Management Agreement, dated December 16, 2013, between Fareastern Shipping Limited and Dynagas Ltd.

12.	Time Charter of Arctic Aurora, dated June 19, 2013, between Fareastern Shipping Limited and Statoil ASA.